Exhibit 99.1

Willdan Reports First Quarter 2010 Financial Results

ANAHEIM, Calif., May 13, 2010 (BUSINESS WIRE) — Willdan Group, Inc. (“Willdan”) (NASDAQ:WLDN), today announced financial results for its first quarter ended April 2, 2010.

For the first quarter of 2010, Willdan reported total contract revenue of $17.0 million and net income of $0.4 million, or $0.05 per share.

Tom Brisbin, Willdan’s Chief Executive Officer, stated: “We’re pleased with the incremental improvement in our first quarter financial performance.  These results reflect a continued strong contribution from our Engineering Services and Homeland Security Services segments.  Importantly, they also reflect the decisive steps we have taken over the past 24 months to position Willdan for profitable growth.

“We believe we have reached an inflection point where our diversified business model will offset weakness in our traditional engineering business.  While the economic recovery is far from complete, we are optimistic that we’ll see continued improvements in our financial performance going forward.”

First Quarter 2010 Results

For the first quarter of fiscal 2010, revenue was $17.0 million, down $0.2 million, or 1.4%, from revenue of $17.2 million for the comparable period last year.  On a sequential basis, revenue was up $2.6 million, or 17.9%, from the fourth quarter of 2009.  Income from operations was $0.4 million for the first quarter of fiscal 2010, as compared to loss from operations of $0.7 million for the comparable period last year.  On a sequential basis, income from operations was up $4.4 million, or 109.7%, from a loss from operations of $4.0 million for the fourth quarter of 2009.

Net income was $0.4 million for the first quarter of fiscal 2010, as compared to a net loss of $0.5 million in the comparable period last year and a net loss of $3.3 million in the fourth quarter of 2009.

Basic and diluted income per share for the first quarter of fiscal 2010 was $0.05 as compared to a loss per share of $0.06 for the comparable period last year.

Willdan used $1.3 million in cash flow from operations in the first quarter of fiscal year 2010.

	Three Months Ended
In thousands (except per share data)	April 2, 2010	April 3, 2009
Revenue	$16,951	$17,185

Income (loss) from operations	385	(705)
Interest income	5	12
Interest expense	(8)	(11)
Other, net	10	—
Income tax benefit	—	(250)
Net income (loss)	$392	$(454)

Basic and diluted earnings (loss) per share	$0.05	$(0.06)

Weighted average shares outstanding:

Basic	7,223	7,169
Diluted	7,230	7,169

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax (benefit) expense, depreciation and amortization, goodwill impairment expense, lease abandonment expense, loss (gain) on sales of assets and litigation (reversals) accruals. Willdan’s definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. This measure should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, or GAAP, such as net income. Willdan believes Adjusted EBITDA enables management to separate unusual or infrequent income and expense items from its results of operations to provide a more normalized and consistent view of operating performance on a period-to-period basis. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes. Willdan also believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes from its operational results the impact of certain unusual or infrequent income and expense items, which may facilitate comparison of its results from period-to-period.

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income as an indicator of operating performance or any other GAAP measure.

Adjusted EBITDA increased $0.8 million to $0.6 million for the three months ended April 2, 2010 from $(0.2) million for the comparable period last year.

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended
In thousands	April 2, 2010	April 3, 2009

Net income (loss)	$392	$(454)
Interest income	(5)	(12)
Interest expense	8	11
Gain on sale of assets	(6)	—
Income tax benefit	—	(250)
Depreciation and amortization	271	525
Lease abandonment expense, net	(11)	(8)
Adjusted EBITDA	$649	$(188)

Liquidity and Capital Resources

Willdan had $7.3 million in cash and cash equivalents at April 2, 2010, compared with $8.4 million at January 1, 2010. Willdan has a $5.0 million revolving line of credit under a credit agreement with its bank.  At April 2, 2010, there was $1.0 million in outstanding borrowings under this agreement.  Unless otherwise extended, the credit agreement matures on January 1, 2011.

Conference Call and Webcast

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Kimberly Gant plan to host a conference call on May 13, 2010, at 5:00 p.m. Eastern/2:00 p.m. Pacific to further discuss Willdan’s financial results.

Interested parties may participate in the conference call by dialing 888-549-7750 (480-629-9866 for international callers).  When prompted, ask for the “Willdan Group, Inc., First Quarter 2010 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through May 27, 2010, by dialing 800-406-7325 (303-590-3030 for international callers).  The replay access code is 4290753.  The webcast replay will be available on Willdan’s website for 12 months.

About Willdan Group, Inc.

Founded over 40 years ago, Willdan is a provider of outsourced services to public and private agencies and utilities located primarily in California and New York. Willdan assists cities, public utilities and other government agencies and, to a lesser extent, private industry with a broad range of services, including civil engineering, building and safety services, geotechnical engineering, energy efficiency, water conservation, renewable resource strategy, financial and economic consulting, and disaster preparedness and homeland security. For additional information, visit Willdan’s website at www.willdan.com.

Forward-Looking Statements

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Form 10-K annual report for the year ended January 1, 2010 filed on March 30, 2010. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

SOURCE:  Willdan Group, Inc.

Contact:

Willdan Group, Inc.

Kimberly Gant

Chief Financial Officer

Tel:  714-940-6329

kgant@willdan.com

or

Financial Profiles, Inc.

Moira Conlon

Tel: 310-478-2700 x11

mconlon@finprofiles.com

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 2, 2010	January 1, 2010

Assets
Current assets:
Cash and cash equivalents	$7,292,000	$8,445,000
Accounts receivable, net of allowance for doubtful accounts of $1,106,000 and $1,862,000 at April 2, 2010 and January 1, 2010, respectively	8,616,000	10,097,000
Costs and estimated earnings in excess of billings on uncompleted contracts	10,442,000	6,649,000
Income tax receivable	51,000	51,000
Other receivables	49,000	73,000
Prepaid expenses and other current assets	1,907,000	1,500,000
Total current assets	28,357,000	26,815,000

Equipment and leasehold improvements, net	1,515,000	1,596,000
Goodwill	10,371,000	10,371,000
Other intangible assets, net	136,000	149,000
Other assets	335,000	318,000
Deferred income taxes, net of current portion	1,083,000	1,083,000
Total assets	$41,797,000	$40,332,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$816,000	$488,000
Accounts payable	940,000	1,457,000
Accrued liabilities	5,896,000	4,509,000
Billings in excess of costs and estimated earnings on uncompleted contracts	885,000	1,030,000
Borrowings under line of credit	1,000,000	1,000,000
Current portion of notes payable	8,000	23,000
Current portion of capital lease obligations	121,000	125,000
Current portion of deferred income taxes	1,479,000	1,479,000
Total current liabilities	11,145,000	10,111,000

Capital lease obligations, less current portion	87,000	82,000
Deferred lease obligations	929,000	1,022,000
Total liabilities	12,161,000	11,215,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized: 7,229,000 and 7,208,000 shares issued and outstanding at April 2, 2010 and January 1, 2010, respectively	72,000	72,000
Additional paid-in capital	33,567,000	33,440,000
Accumulated deficit	(4,003,000)	(4,395,000)
Total stockholders’ equity	29,636,000	29,117,000
Total liabilities and stockholders’ equity	$41,797,000	$40,332,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 2, 2010	April 3, 2009

Contract revenue	$16,951,000	$17,185,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	5,014,000	4,790,000
Sub-consultant services	1,937,000	2,426,000
Other direct costs	1,342,000	1,087,000
Total direct costs of contract revenue	8,293,000	8,303,000
Gross profit	8,658,000	8,882,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	4,442,000	5,482,000
Facilities and facilities related	1,094,000	1,138,000
Stock-based compensation	80,000	69,000
Depreciation and amortization	271,000	525,000
Other	2,386,000	2,373,000
Total general and administrative expenses	8,273,000	9,587,000
Income (loss) from operations	385,000	(705,000)

Other income (expense), net:
Interest income	5,000	12,000
Interest expense	(8,000)	(11,000)
Other, net	10,000	—
Total other income, net	7,000	1,000
Income (loss) before income tax expense	392,000	(704,000)

Income tax benefit	—	(250,000)
Net income (loss)	$392,000	$(454,000)

Earnings (loss) per share:
Basic and diluted	$0.05	$(0.06)

Weighted-average shares outstanding:
Basic	7,223,000	7,169,000
Diluted	7,230,000	7,169,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 2, 2010	April 3, 2009
Cash flows from operating activities:
Net income (loss)	$392,000	$(454,000)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	271,000	525,000
Lease abandonment expense, net	(11,000)	(8,000)
Gain on sale of equipment	(6,000)	—
Provision for doubtful accounts	39,000	158,000
Stock-based compensation	80,000	69,000
Changes in operating assets and liabilities:
Accounts receivable	1,442,000	1,964,000
Costs and estimated earnings in excess of billing on uncompleted contracts	(3,793,000)	(213,000)
Income tax receivable	—	(230,000)
Other receivables	24,000	(5,000)
Prepaid expenses and other current assets	(407,000)	(316,000)
Other assets	(17,000)	17,000
Accounts payable	(517,000)	(225,000)
Accrued liabilities	1,387,000	185,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(145,000)	232,000
Deferred lease obligations	(83,000)	(76,000)
Net cash (used in) provided by operating activities	(1,344,000)	1,623,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(140,000)	(55,000)
Proceeds from sale of equipment	8,000	—
Payments for business acquisitions, net of cash acquired	—	(6,000)
Net cash used in investing activities	(132,000)	(61,000)

Cash flows from financing activities:
Changes in excess of outstanding checks over bank balance	328,000	638,000
Payments on notes payable	(15,000)	(12,000)
Borrowings under line of credit	1,943,000	—
Repayments of line of credit	(1,943,000)	—
Principal payments on capital lease obligations	(37,000)	(50,000)
Proceeds from sales of common stock under employee stock purchase plan	47,000	46,000
Net cash provided by financing activities	323,000	622,000
Net (decrease) increase in cash and cash equivalents	(1,153,000)	2,184,000
Cash and cash equivalents at beginning of the period	8,445,000	8,144,000
Cash and cash equivalents at end of the period	$7,292,000	$10,328,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$10,000	$11,000
Income taxes	2,000	2,000
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital lease obligations	$38,000	$—